SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Electroglas, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

April 16, 2003

Dear Electroglas Stockholder,

I am pleased to invite you to the Annual Meeting of Stockholders of Electroglas, Inc. to be held on May 20, 2003, at 10:00 a.m. California time at our corporate headquarters at 6024 Silver Creek Valley Road, San Jose, California.

This year, in addition to the election of one Class I director and the ratification of the selection of our independent auditors, we are seeking stockholder approval of the Company’s Option Exchange Program. Directors and executive officers of the Company are not eligible to participate in this plan.

We continue to believe that employee equity ownership focuses our employees on growing stockholder value and helps the Company attract and retain top talent. Your Board of Directors recommends that you vote in favor of approval of the Option Exchange Program, as well as in favor of the other proposals described in this Proxy Statement. Your vote is important in enabling us to continue to attract and retain the services of highly skilled employees. Please refer to the Proxy Statement for detailed information on all of the proposals.

Whether or not you plan to attend the Annual Meeting, please sign and return the enclosed proxy card to ensure your representation at the meeting.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in and the support of our company. We look forward to seeing you at the Annual Meeting.

Very truly yours,

Curt Wozniak

Chairman of the Board

Chief Executive Officer

ELECTROGLAS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 20, 2003

To the Stockholders of Electroglas, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Electroglas, Inc., a Delaware corporation (the “Company”), will be held at the Company’s corporate headquarters at 6024 Silver Creek Valley Road, San Jose, California, on Tuesday, May 20, 2003, at 10:00 a.m., California time, for the following purposes:

1.    ELECTION OF DIRECTOR.    To elect one Class I director of the Company to serve until the 2006 Annual Meeting of Stockholders or until a successor is duly elected and qualified.

2.    APPROVAL OF AN AMENDMENT TO THE COMPANY’S 1997 STOCK INCENTIVE PLAN. To effect the Company’s Option Exchange Program.

3.    RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.    To ratify the appointment of Ernst & Young LLP as the independent auditors for the Company for the year ending December 31, 2003.

4.    To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement which is attached hereto and made a part hereof.

The Board of Directors has fixed the close of business on March 31, 2003, as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

Whether or not you plan to attend the Annual Meeting, please submit your proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by signing, dating and returning the enclosed proxy card promptly in the accompanying envelope. If you submit your proxy and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

By Order of the Board of Directors,

Thomas E. Brunton

Secretary

San Jose, California

April 16, 2003

ELECTROGLAS, INC.

6024 Silver Creek Valley Road

San Jose, California 95138

PROXY STATEMENT

General Information

This Proxy Statement is furnished to stockholders of Electroglas, Inc., a Delaware corporation (the “Company”), in connection with the solicitation by the Board of Directors (the “Board”) of the Company of proxies in the accompanying form for use in voting at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on Tuesday, May 20, 2003, at 10:00 a.m., California time, at the Company’s headquarters at 6024 Silver Creek Valley Road, San Jose, California, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

This Proxy Statement and the form of proxy are first being mailed to stockholders on or about April 16, 2003.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company (to the attention of Thomas E. Brunton) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting in and of itself does not revoke a prior proxy.

Record Date, Share Ownership and Quorum

The close of business on March 31, 2003, has been fixed as the record date (the “Record Date”) for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had 21,495,794 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. The presence at the Annual Meeting of a majority, or 10,747,898, of these shares of Common Stock of the Company, either present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Solicitation and Voting Procedures

Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters. For Proposal 1, one director will be elected by a plurality of votes; the nominee receiving the highest number of affirmative votes of the shares present in person or by proxy at the Annual Meeting and entitled to vote will be elected. Approval and ratification of Proposals 2 and 3 will require the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote.

If you are not planning on attending the Annual Meeting and voting your shares in person, your shares of Common Stock cannot be voted until either a signed proxy card is returned to the Company or voting instructions are submitted by using the Internet or by calling a specifically designated telephone number. Any stockholder may change his or her vote prior to the Annual Meeting by revoking his or her proxy or by (i) submitting a proxy bearing a later date, (ii) submitting new voting instructions via the Internet, or (iii) calling the specifically designated telephone number. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to provide voting instructions, and to confirm that instructions have been recorded properly. The Company believes the procedures which have been put in place are consistent with the requirements of applicable law. Specific instructions for stockholders of record who wish to use the Internet or telephone voting procedures are set forth on the enclosed proxy card.

The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s Common Stock. The Company has retained ADP-Investor Communication Services, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $3,000, plus customary out-of-pocket expenses and service fees. The Company may conduct further solicitation personally, by telephone or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

An automated system administered by ADP-Investor Communication Services, for a fee of approximately $2,000 plus customary out-of-pocket expenses and service fees, will tabulate votes cast by proxy at the Annual Meeting, and the Inspector of Elections of the Company will tabulate votes cast in person at the Annual Meeting. The Inspector of Elections will also determine whether or not a quorum is present. Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker “non-vote” are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at a meeting. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker “non-votes” and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained. As a result, broker “non-votes” are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the shares of Common Stock entitled to vote and, therefore, do not have the effect of votes in opposition in such tabulations. With respect to Proposals 2 and 3, broker “non-votes” will have no effect. Because abstentions will be included in tabulations of the shares of Common Stock entitled to vote for purposes of determining whether a proposal has been approved, abstentions have the same effect as negative votes on Proposals 2 and 3.

PROPOSAL NO. 1

ELECTION OF DIRECTOR

The Company’s Certificate of Incorporation divides the Company’s Board of Directors into three classes. The members of each class of directors serve staggered three-year terms. The Board is composed of one Class I director (Mel Friedman), two Class II directors (Robert J. Frankenberg and Edward M. Saliba) and two Class III directors (John F. Osborne and Curtis S. Wozniak), whose terms expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 2003, 2004 and 2005, respectively. At each Annual Meeting of stockholders, directors will be elected for a full term of three years to succeed those directors whose terms are expiring.

At the Annual Meeting, the stockholders will elect one Class I director to serve a three (3) year term until the 2006 Annual Meeting of Stockholders or until a successor is duly elected or appointed and qualified or until the director’s earlier resignation or removal. The Board has no reason to believe that the person named below will be unable or unwilling to serve as a nominee or as a director, if elected.

Certain information about Mel Friedman, the Class I director nominee, is furnished below.

Mel Friedman has been a Director of the Company since May 1999, and was designated as the lead independent director in March 2003. He retired from Sun Microsystems, Inc. (“Sun”), a computer hardware company, where his most recent position was that of Senior Vice President, Customer Advocacy. From March 1998 through July 2000, he was President, Microelectronics at Sun. Previously, Mr. Friedman was Vice President, Worldwide Operations, Vice President of Supply Management and Vice President, West Coast Operations of Sun. Mr. Friedman joined Sun in 1989. From 1985 through 1989, he was Vice President, Worldwide Operations and Customer Service at Prime Computer, a mini-computer company. Prior to that he held executive positions at Apollo Computer, a workstation manufacturer, and Polaroid Corporation, a photographic company. He was also co-founder of Tabor Corporation, a micro-floppy disc drive company. Mr. Friedman holds a BSME with honors from the City College of New York and conducted graduate work in Mechanical Engineering and Industrial Management at MIT. Mr. Friedman currently serves on the Board of Directors of Blue Martini Software, Inc., a software company.

The nominee receiving the highest number of affirmative votes represented and voting on Proposal 1 at the Annual Meeting will be elected as the Class I director of the Company, to serve a three year term or until a successor is duly elected or appointed and qualified.

THE BOARD RECOMMENDS A VOTE FOR

THE ELECTION OF THE NOMINEE NAMED ABOVE.

Board Meetings and Committees

During 2002, the Board met five times. No director attended fewer than 75% of all the meetings of the Board and its committees on which he served after becoming a member of the Board. The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating Committee. Mr. Friedman is the Board’s designated lead independent director.

The Audit Committee held five meetings in 2002. Effective March 2003, the members of the Audit Committee are Edward M. Saliba (Chairman), Mel Friedman and John F. Osborne. The primary function of the Audit Committee is to assist the Board of Directors in overseeing management’s conduct of (1) the Company’s financial reporting process, including the financial reports and other financial information provided to the public; (2) the Company’s systems of internal controls that relate to financial reporting; and (3) the annual independent audit of the Company’s financial statements. The Board adopted and approved an amended and restated charter for the Audit Committee in March 2003, a copy of which is attached as Appendix A to the Proxy Statement. The Board has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers.

The Compensation Committee held three meetings in 2002. Effective March 2003, the members of the Compensation Committee are of Robert J. Frankenberg and John F. Osborne. The Compensation Committee’s functions are to establish and apply the Company’s compensation policies with respect to the Board of Directors and the Company’s executive officers and to administer the Company’s Amended and Restated 1993 Long-Term Incentive Plan, Amended and Restated 1997 Stock Incentive Plan (the “1997 Plan”), 2001 Non-Officer Employee Stock Incentive Plan, 1998 Employee Stock Purchase Plan and 2002 Employee Stock Purchase Plan.

The Nominating Committee was formed in February 2001 and met one time with respect to determining a nominee to fill a Board vacancy and a nominee for the 2003 Annual Meeting. Effective March 2003, the members of the Nominating Committee are Robert J. Frankenberg, Mel Friedman, John F. Osborne and Edward M. Saliba. The Nominating Committee selects nominees for election to the Board and monitors the composition of the Board.

Compensation of Directors

In year 2002, non-employee directors of the Company received a $10,000 annual retainer, a $1,000 fee for attendance at each Board meeting (or committee meeting held on a separate day) and a $500 fee for attendance at each committee meeting conducted by telephone. All directors were reimbursed for expenses incurred in connection with attending Board and committee meetings.

Mr. Osborne, who was appointed to the Board on May 23, 2002, was concurrently granted an option to purchase 30,000 shares of Common Stock at an exercise price of $16.00 per share. Mr. Osborne’s option vests in three equal annual installments, commencing on the date of grant, such that the option will be fully vested in May 2004.

In March 2003, the Board established a revised compensation schedule for non-employee directors consisting of an annual retainer of $20,000, a fee of $1,000 for each monthly meeting of the Board of Directors attended and a fee of $2,000 for each quarterly meeting of the Board of Directors attended. In addition, committee members will receive a fee of $1,000 for each meeting of a committee of the Board of Directors attended, except for the chairman of the Audit Committee who will receive a fee of $2,000 for each meeting attended. Pursuant to the revised compensation schedule, non-employee directors will also receive an annual option grant of 10,000 shares of Common Stock, under the Company’s 1997 Plan, as of the close of business on the date of the Company’s Annual Meeting of Stockholders.

Relationships Among Directors or Executive Officers

There are no family relationships among any of the directors or executive officers of the Company.

MANAGEMENT

Executive Officers, Directors and Key Personnel

The following table sets forth certain information with respect to the executive officers, directors and key personnel of the Company as of March 31, 2003:

Name	Age	Position
Curtis S. Wozniak	47	Chief Executive Officer and Chairman of the Board
Thomas E. Brunton	55	Chief Financial Officer, Vice President, Administration, Treasurer and Secretary
Timothy Boyle	51	Vice President and Chief Technology Officer
Jeffrey R. Hintzke	42	Vice President, Marketing
Joseph G. LaChapelle	42	Vice President, Business Development
Conor P. O’Mahony	46	Vice President, Worldwide Customer Service
Wayne E. Woodard	39	Vice President, Engineering and Manufacturing
Robert J. Frankenberg (1)(3)	55	Director
Mel Friedman (2)(3)(4)	64	Director
John F. Osborne (1)(2)(3)	58	Director
Edward M. Saliba (2)(3)	53	Director

(1)	Member of Compensation Committee

(2)	Member of Audit Committee

(3)	Nominating Committee

(4)	Lead Independent Director

Curtis S. Wozniak was appointed Chairman of the Board of the Company in August 1997. He has been Chief Executive Officer of the Company since April 1996 and has been a Director of the Company since October 1994. He was President and Chief Operating Officer of Xilinx, Inc., a semiconductor manufacturer, from August 1994 to April 1996. From February 1984 to August 1994, Mr. Wozniak was employed by Sun Microsystems, Inc. (“Sun”), a computer hardware manufacturer, where he held various management positions, including Vice President, Marketing and Vice President, Engineering. Mr. Wozniak currently serves on the Board of Trustees of Kettering University, the Board of Directors of SEMI North America Advisory Board (formerly SISA), the Board of Directors of Cascade Microtech, Inc. and the Board of Directors of Manufacturer’s Services Limited. Mr. Wozniak has a BSME from Kettering University and a MBA from Stanford University’s Graduate School of Business.

Thomas E. Brunton was appointed Vice President, Finance, Chief Financial Officer, Treasurer and Secretary of the Company in November 2000 and in February 2003 was appointed Chief Financial Officer, Vice President, Administration, Treasurer and Secretary. Prior to joining the Company, Mr. Brunton was Chief Financial Officer of Centigram Communications from March 1998 to July 2000. He joined Centigram in March 1991 as Controller and also served as Treasurer. Prior to his service at Centigram, he had financial management responsibilities at 3Com, Sun and IBM/Rolm.

Timothy Boyle joined the Company in May 1995 as Vice President—Engineering and was named an officer of the Company in June 1997. In March 1998, Mr. Boyle was named Chief Technology Officer of the Company. In September 2001 he was named Chief Technology Officer and Vice President/General Manager of Expansion Products and in February 2003 was named Vice President and Chief Technology Officer. Prior to joining the Company he was promoted to Vice President of Hardware and Sensors Engineering at Measurex Corporation, a process control systems company, in 1991. From 1989 to 1991, he was Measurex’s Director of Corporate Quality. From 1982 to 1989, he held various engineering and management positions at Measurex. From 1981 to

1983, he was Vice President of Engineering at American Flow Systems, a start-up company which developed precision fluid flow instruments.

Jeffrey R. Hintzke joined the Company in March 1997 as Director of Marketing. In October 1999, he was named Vice President—Marketing. In July 2000, he was named Vice President—Marketing and General Manager of the 300mm Business Unit. In September 2001, he was named Vice President—Marketing and General Manager of Inspection Products Division and in February 2003 he was named Vice President, Marketing. From 1993 to 1997, he was the U.S. Product Line Manager for Hewlett-Packard Company’s mixed signal semiconductor test division. From 1991 to 1993, he was European Marketing Manager for Hewlett-Packard’s semiconductor test products. Prior to that he served in several marketing management and engineering positions in Hewlett-Packard’s semiconductor test and semiconductor R&D Operations.

Joseph G. LaChapelle joined the Company in December 1997 as General Manager of the Inspection Products division, following the acquisition of Techné, Inc. In May 1998, Mr. LaChapelle was named Vice President—Engineering. In July 2000, Mr. LaChapelle was named Vice President—Engineering and General Manager of the Software Business Unit. In September 2001, he was named Vice President/General Manager of EGsoft and in February 2003 he was named Vice President, Business Development. From 1991 to 1997, Mr. LaChapelle was founder and President of Techné, Inc., a wafer inspection instrument manufacturer. Prior to founding Techné, Mr. LaChapelle held multiple positions as co-founder of Lucidyne Technologies, a process control company which provides machine vision systems to the aerospace, pharmaceutical and wood products industries.

Conor P. O’Mahony was Director of Sales and Customer Operations of the Company from July 1993 to March 1995 when he was named as Vice President, Worldwide Customer Operations. In February 2003, Mr. O’Mahony was named as Vice President, Worldwide Customer Service. Mr. O’Mahony served in a similar capacity in the Electroglas division of General Signal Corporation (“General Signal”) from June 1992 to July 1993. From 1989 to 1992, he was International Business Manager of the Electroglas division and, from 1987 to 1989, was General Manager of the photomask production facility at General Signal’s Xynetics/Ultratech Photomask unit.

Wayne E. Woodard joined the Company as Director of Materials in October 1998. In January 1999, he was promoted to Vice President—Operations. In July 2000, he was named Vice President—Operations and General Manager of the 200mm Business Unit. In September 2001, he was named Vice President/General Manager of the Prober Division and in February 2003 he was named Vice President, Engineering and Manufacturing. Mr. Woodard was Director of Operations at Ridge Technologies from late 1997 through 1998. Prior to that, from 1987 through 1997, Mr. Woodard held various operations and sales management positions at Sun.

Robert J. Frankenberg has been a Director of the Company since July 1993. He was President and Chief Executive Officer of Encanto Networks, Inc., an Internet electronic commerce server manufacturer, from May 1997 to July 2000. He was Chairman of the Board, Chief Executive Officer and President of Novell, Inc. from April 1994 to August 1996. From September 1991 to April 1994, he was Vice President and General Manager of Hewlett-Packard Company’s Personal Information Products Group. From 1990 to 1992, he was Vice President and General Manager of Hewlett-Packard’s Personal Computation Business, from 1989 to 1991, he was Vice President and General Manager of Hewlett-Packard’s Information Networks Group and, from 1985 to 1989, he was General Manager of Hewlett-Packard’s Information Systems Group. Mr. Frankenberg currently serves on the Board of Directors of Scansoft, Inc., Daw Technologies, Inc., a manufacturer of ultraclean manufacturing environments (cleanrooms), Secure Computing Corporation and National Semiconductor Corporation.

Mel Friedman has been a Director of the Company since May 1999, and designated lead independent director since March 2003. He retired from Sun Microsystems Inc. (“Sun”), a computer hardware company, where his most recent position was that of Senior Vice President, Customer Advocacy. From March 1998 through July 2000, he was President, Microelectronics at Sun. Previously, Mr. Friedman was Vice President,

Worldwide Operations, Vice President of Supply Management and Vice President, West Coast Operations. Mr. Friedman joined Sun in 1989. From 1985 through 1989, he was Vice President, Worldwide Operations and Customer Service at Prime Computer, a mini-computer company. Prior to that he held executive positions at Apollo Computer, a workstation manufacturer, and Polaroid Corporation, a photographic company. He was also co-founder of Tabor Corporation, a micro-floppy disc drive company. Mr. Friedman holds a BSME with honors from the City College of New York and conducted graduate work in Mechanical Engineering and Industrial Management at MIT. Mr. Friedman currently serves on the Board of Directors of Blue Martini Software, Inc., a software company.

John F. Osborne has been a Director of the Company since May 2002. Since January 1998 Mr. Osborne has been President of Competitive Customer Support, an advisor to companies that manufacture integrated circuits or supply materials, equipment and services to the microelectronics industry. Prior to forming Competitive Customer Support, Mr. Osborne was a member of the executive staff of Lam Research, a leading equipment supplier to the integrated circuit industry (“Lam”). Mr. Osborne joined Lam in 1988 and held the positions of Vice President of Strategic Development, Vice President of Quality and Vice President of Customer Support. Prior to joining Lam, Mr. Osborne held management positions at both Motorola and Philips Electronic from 1967 to 1985. Mr. Osborne earned his degree in Metallurgical Engineering from Colorado School of Mines in 1966.

Edward M. Saliba has been a director of the Company since March 2003. Mr. Saliba retired from Sun in June 2001, and has been a consultant since that time. From January 2002 to June 2002, he was the Chief Financial Officer of iScale, Inc., a software company. Prior to his retirement from Sun in June 2001, Mr. Saliba worked on a number of discrete projects. From January 2000 to April 2001, he was Vice President of Operations and Chief of Staff of iPlanet.com, a Sun and Netscape alliance. From June 1999 to January 2000, Mr. Saliba served as Vice President Human Resources of Sun. From May 1998 to June 1999 he served as Vice President, Finance, of Solaris Software a division of Sun. From February 1996 to May 1998, he served as Vice President of Finance of SunSoft, Inc., and internet software company. From May 1994 to February 1996, he served as Director of Finance of Sun Microelectronics. From February 1996 to May 1998, he served as Director of Finance of SMCC Worldwide Operations. From June 1991 to May 1993, he served Director of Finance of SMCC Engineering. From April 1989 to June 1991, he served as Finance Manager and Director of East Coast Operations of Sun. Mr. Saliba was a Public Governor on the Pacific Stock and Option Exchange from February 1999 to February 2003. Mr. Saliba currently serves on the board of directors of Brio Software, Inc., a provider of next-generation business intelligence tools.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company’s Common Stock as of March 31, 2003, by (i) each stockholder known to the Company to own beneficially more than 5% of the Company’s Common Stock, (ii) each of the Company’s directors, (iii) the Chief Executive Officer and the four other most highly compensated executive officers of the Company (collectively, the “Named Executive Officers”) and (iv) all executive officers and directors of the Company as a group.

	Shares Beneficially Owned (1)
Name	Number	Percent (2)
Third Avenue Management LLC (3) 767 Third Avenue New York, New York 10017-2023	3,439,693	16.0%
State of Wisconsin Investment Board (4) 121 East Wilson Street Madison, Wisconsin 53707	3,152,400	14.7%
Royce & Associates, LLC (5) 1414 Avenue of the Americas New York, California 95138	1,939,800	9.0%
Curtis S. Wozniak (6)	545,087	2.5%
Joseph G. LaChapelle (7)	511,378	2.4%
Connor O’Mahony (8)	191,620	*
Wayne E. Woodard (9)	114,700	*
Thomas E. Brunton (10)	48,717	*
Mel Friedman (11)	40,000	*
Robert J. Frankenberg (12)	37,500	*
John F. Osborne (13)	20,000	*
Edward M. Saliba	—	*
All executive officers and directors as a group (11 persons) (14)	1,706,405	7.5%

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2003 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

(2)	Percentage beneficially owned is based on 21,495,794 shares of Common Stock outstanding as of March 31, 2003.

(3)	Based on a Schedule 13G filed with the Securities and Exchange Commission on January 10, 2003, Third Avenue Management LLC, a Delaware limited liability company, has sole voting power with respect to 3,425,588 shares of the Company’s Common Stock and sole dispositive power with respect to 3,439,693 shares of the Company’s Common Stock as of December 31, 2002.

(4)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2003, State of Wisconsin Investment Board, a Wisconsin corporation, has sole voting power and sole dispositive power with respect to 3,152,400 shares of the Company’s Common Stock as of December 31, 2002.

(5)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2003, Royce & Associates LLC, a New York corporation, has sole voting power and sole dispositive power with respect to 1,939,800 shares of the Company’s Common Stock as of December 31, 2002.

(6)	Includes 494,024 options exercisable within 60 days of March 31, 2003.

(7)	Includes 270,840 options exercisable within 60 days of March 31, 2003.

(8)	Represents 187,897 options exercisable within 60 days of March 31, 2003.

(9)	Includes 111,462 options exercisable within 60 days of March 31, 2003.

(10)	Includes 47,625 options exercisable within 60 days of March 31, 2003.

(11)	Represents 40,000 options exercisable within 60 days of March 31, 2003.

(12)	Represents 37,500 options exercisable within 60 days of March 31, 2003.

(13)	Represents 20,000 options exercisable within 60 days of March 31, 2003.

(14)	Includes 1,406,751 options exercisable within 60 days of March 31, 2003.

PROPOSAL NO. 2

APPROVAL OF AMENDMENT TO 1997 STOCK INCENTIVE PLAN

At the Annual Meeting, the stockholders are being requested to approve an amendment to the Company’s 1997 Stock Incentive Plan, referred to as the “1997 Plan,” to permit the exchange of certain options issued under the 1997 Plan for a lesser number of new options to be granted at least six months and one day from the cancellation of the surrendered options (the “Option Exchange Program”).

Introduction

The Board of Directors has determined that it would be in the best interests of the Company and its stockholders to amend the 1997 Plan to provide eligible employees, other than members of the Board of Directors and executive officers of the Company, a one-time opportunity to exchange certain stock options issued under the 1997 Plan, and any other stock option or incentive plan of the Company, for a lesser number of options to be granted at least six months and one day from the date that the surrendered options are cancelled. The new options would have an exercise price equal to the fair market value of the Company’s Common Stock on the date of the new grant. In December 1997, the Board of Directors adopted a policy that the Company would not implement such an option exchange program without the approval of stockholders. The text of the stock plan amendment is attached as Appendix B.

This Option Exchange Program, if approved by the stockholders, will benefit the broad base of the Company’s employees, who are the Company’s most important resource and are critical to the future growth of the Company. Executive officers of the Company as well as the members of the Board of Directors, will not be permitted to participate in this program.

Stock options are an important part of the Company’s compensation program because they help motivate and reward the employees’ efforts to increase the success and growth of the Company. By granting stock options to employees, the Company further aligns the interests of the employees with those of the stockholders and motivates the employees to remain employed with the Company over the long term.

The Company’s stock price has declined significantly since its peak in 2000 as a result of the severe economic downturn in the technology sector, which has impacted the Company’s business, and the reduction in equity prices generally. Most of the Company’s employees now hold stock options with exercise prices that greatly exceed the current market price of the Company’s Common Stock. Consequently, these options have diminished value as an incentive to motivate and retain the Company’s valuable employees. Additionally, the options will remain on the Company’s books with the potential to dilute stockholders’ interests for up to ten years from the grant date unless they are cancelled.

In order to increase the motivational and retention value of the Company’s stock option program and to decrease the potentially dilutive effect of the large number of options held by employees that have exercise prices substantially above the current market price of the Company’s Common Stock, the Company is proposing to exchange certain stock options for options to be granted at least six months and one day from the date that the surrendered options are cancelled. Employees who elect to participate in the Option Exchange Program will receive a lesser number of new options than they surrender in the exchange. Additionally, the new options would have a new vesting schedule, thus requiring employees to continue their employment with the Company in order to realize any benefit from the new options.

Vote Required and Board of Directors’ Recommendation.    The affirmative vote of the holders of a majority of the shares of the Company’s Common Stock present or represented and voting at the Annual Meeting will be required to approve the amendment to the 1997 Plan to provide incentives to eligible employees and to align their interests directly with those of the stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

APPROVAL OF THE AMENDMENT TO 1997 STOCK INCENTIVE PLAN.

Description of the Terms of the 1997 Plan

The 1997 Plan was adopted by the Board of Directors in April 1997 and approved by the stockholders in May 1997. In February 1998, the Board of Directors approved, and in May 1998 the stockholders ratified, an amendment to the 1997 Plan to increase the number of shares available for grant thereunder from 750,000 shares to 1,050,000 shares. In February 1999, the Board of Directors approved, and in May 1999 the stockholders ratified, an amendment to the 1997 Plan to increase the number of shares available for grant thereunder from 1,050,000 shares to 1,350,000 shares. In February 2000, the Board of Directors approved, and in May 2000 the stockholders ratified, an amendment to the 1997 Plan to increase the number of shares available for grant thereunder from 1,350,000 shares to 2,350,000 shares. In February 2001, the Board of Directors approved, and in May 2001 the stockholders ratified, an amendment to the 1997 Plan to increase the number of shares available for grant thereunder from 2,350,000 shares to 3,050,000 shares. As of March 31, 2003, options to purchase approximately 4,200,000 shares were outstanding under all Plans. In addition, there were approximately 1,600,000 shares currently available for grant. As of March 31, 2003, the number of executive officers, employees, consultants and directors of the Company and its subsidiaries that were eligible to receive grants under the 1997 Plan was approximately 454.

The 1997 Plan provides for the grant of options, SARs and Dividend Equivalent Rights. The maximum number of shares with respect to which options and SARs may be granted to an employee of the Company during a fiscal year of the Company is 500,000 shares.

The 1997 Plan is administered, with respect to grants to directors, officers, consultants, and other employees, by the Compensation Committee of the Board (the “Administrator”). With respect to grants to officers and directors, the committee has been constituted in such a manner as to satisfy applicable laws, including Rule 16b-3 promulgated under the Exchange Act. The Board may authorize one or more officers to grant awards, subject to certain limitations, to employees or consultants who are neither directors nor officers of the Company.

The Board may at any time amend, suspend or terminate the 1997 Plan. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Internal Revenue Code of 1986, as amended (the “Code”), the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to awards granted to residents therein, the Company must obtain stockholder approval of any amendment to the 1997 Plan in such a manner and to such a degree as required.

Stock options granted under the 1997 Plan may be either incentive stock options (“ISOs”) under the provisions of Section 422 of the Code, or non-qualified stock options. ISOs may be granted only to employees of the Company or any parent or subsidiary corporation of the Company. Awards other than ISOs may be granted to employees, directors and consultants. Under the 1997 Plan, awards may be granted to such employees, directors or consultants who are residing in foreign jurisdictions as the Administrator may determine from time to time.

Under the 1997 Plan, ISOs may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the grantee only by the grantee. However, the 1997 Plan permits the designation of beneficiaries by holders of ISOs. Other awards shall be transferable to the extent provided in the award agreement.

The 1997 Plan authorizes the Administrator to select the employees, directors and consultants of the Company to whom awards may be granted and to determine the terms and conditions of any award; however, the term of an ISO may not be for more than 7 years for options granted after March 2001 (or 5 years in the case of ISOs granted to any grantee who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary corporation of the Company). The 1997 Plan authorizes the Administrator to grant awards at an exercise price determined by the Administrator. In the case of ISOs, such price cannot be less than 100% (or 110%, in the case of ISOs granted to any grantee who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary corporation of the Company) of the fair market value of the Common Stock on the date the option is granted. In the case of non-qualified stock options, such price also cannot be less than 100% of the fair market value of the Common Stock on the date the option is granted. The exercise price is generally payable in cash, check, or, in certain circumstances, with a promissory note, with such documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of an award and delivery to the Company of the sale or loan proceeds required to pay the exercise price, or with shares of Common Stock. The aggregate fair market value of the Common Stock with respect to any ISOs that are exercisable for the first time by an eligible employee in any calendar year may not exceed $100,000.

The awards may be granted subject to vesting schedules and restrictions on transfer and repurchase or forfeiture rights in favor of the Company as specified in the agreements to be issued under the 1997 Plan. Except as provided in an award agreement, the vesting schedule is accelerated and all awards become fully vested, exercisable, and released from any restrictions on transfer and repurchase or forfeiture rights in the event of a Corporate Transaction, a Change in Control or a Subsidiary Disposition, each as defined in the 1997 Plan. Effective upon the consummation of a Corporate Transaction, all outstanding awards under the 1997 Plan shall terminate unless assumed by the successor company or its parent. In the event of a Change in Control or a Subsidiary Disposition, each award shall remain exercisable until the expiration or sooner termination of the award term. The 1997 Plan also permits the Administrator to include a provision whereby the grantee may elect at any time while an employee, director or consultant to exercise any part or all of the award prior to full vesting of the award.

The Administrator may establish one or more programs under the 1997 Plan to permit selected grantees the opportunity to elect to defer receipt of consideration payable under an award. The Administrator also may establish under the 1997 Plan separate programs for the grant of particular forms of awards to one or more classes of grantees.

The 1997 Plan was amended to provide that, with respect to grants of options using the 1,000,000 additional shares authorized by the Board on February 8, 2000, and the 700,000 additional shares authorized by the Board on February 13, 2001, the Administrator of the 1997 Plan will not authorize the amendment of any outstanding options to reduce their exercise price or cancel any options and replace them with options having a lower exercise price without stockholder approval, except in connection with a price adjustment permitted under the 1997 Plan upon the occurrence of certain corporate events such as a stock split, merger or similar event. This amendment does not affect the provisions of the 1997 Plan allowing the Administrator of the 1997 Plan to make pricing changes with respect to grants of options using previously authorized shares.

Certain Federal Tax Consequences

The following summarizes only the federal income tax consequences of stock options under the 1997 Plan. State and local tax consequences may differ.

The grant of a nonqualified stock option under the 1997 Plan will not result in any federal income tax consequences to the optionee or to the Company. Upon exercise of a nonqualified stock option, the optionee is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option price and the fair market value of the Shares on the date of exercise. This income is subject to withholding for federal income and employment tax purposes. Subject to the requirements of reasonableness and satisfaction of any withholding obligation, the Company is entitled to an income tax deduction in the amount of the income recognized by the optionee. Any gain or loss on the optionee’s subsequent disposition of the Shares of Common Stock will receive long- or short-term capital gain or loss treatment, depending on whether the Shares are held for more than one year following exercise.

The grant of an ISO under the 1997 Plan will not result in any federal income tax consequences to the optionee or to the Company. An optionee recognizes no federal taxable income upon exercising an ISO (subject to the alternative minimum tax rules discussed below), and the Company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an ISO, the tax consequences depend upon how long the optionee has held the Shares of Common Stock. If the optionee does not dispose of the Shares within two years after the ISO was granted, nor within one year after the ISO was exercised and Shares were purchased, the optionee will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the Shares and the exercise price. The Company is not entitled to any deduction under these circumstances.

If the optionee fails to satisfy either of the foregoing holding periods, he or she must recognize ordinary income in the year of the disposition (referred to as a “disqualifying disposition”). The amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price, or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long- or short-term capital gain, depending on whether the stock was held for more than one year. The Company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the optionee (subject to the requirements of reasonableness, and perhaps in the future, the satisfaction of a withholding obligation).

The “spread” under an ISO—i.e., the difference between the fair market value of the Shares at exercise and the exercise price—is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax.

Description of the Option Exchange Program

Implementing the Option Exchange Program.    The Board of Directors authorized the Option Exchange Program on March 20, 2003, subject to stockholder approval of the amendment to the 1997 Plan. If the stockholders approve this proposal, at the discretion of the Board of Directors eligible employees may be offered the opportunity to participate in the Option Exchange Program on a date to be determined after the Annual Meeting.

Upon the commencement of the Option Exchange Program, eligible employees will be offered the opportunity to participate in the Option Exchange Program under an Offer of Exchange to be filed with the SEC and distributed to all eligible employees. Eligible employees will be given at least twenty (20) U.S. business days in which to accept the offer. The surrendered options will be cancelled on the first business day following this election period. The new options will be granted no earlier than six months and one day following the cancellation of the old options. The new options will be granted under the Company’s 2001 Non-Officer Employee Stock Incentive Plan, referred to as the “2001 Plan.”

Exchange Ratios.    The number of options that an employee must surrender in order to obtain a new option is called the exchange ratio. For example, an exchange ratio of 1.00 : 3.00 means that an employee must surrender three old options in order to receive one new option. Various exchange ratios will be set corresponding to the exercise prices of the eligible stock options. The exchange ratios will be determined in a manner designed to reduce stockholder dilution. The number of new options granted according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. The number of new options granted according to the exchange ratios will be adjusted for any forward or reverse stock splits, stock dividends and similar events that occur between the date the old options are cancelled and the date the new options are granted.

If the Company undergoes a change of control, such as a merger, prior to the grant date for the new options, the Board of Directors will make it a condition of the transaction that, if a participant’s service as an employee is not interrupted from the date of the transaction through the date the new options were scheduled to be granted, the successor entity will either (a) grant the participant equivalent options on the date the new options would have been granted or (b) provide the participant with participation in a reasonably equivalent cash incentive program.

The table below shows potential exchange ratios for various exercise prices.

Tier	Exercise Price	Exchange Ratio
1	$ 5.00–$ 9.99*	1.00 : 1.25
2	$10.00–$14.99	1.00 : 2.00
3	$15.00–$19.99	1.00 : 3.00
4	$20.00 and Above	1.00 : 4.00

*	An option will be eligible for the exchange only if its exercise price is at least $5.00 per share. Consequently, certain options will not be eligible for the exchange. However, options granted to a participant in the Option Exchange Program within six months of the commencement of the program are required to be tendered regardless of their exercise price to avoid adverse accounting consequences to the Company.

If an employee elects to participate in the Option Exchange Program, he or she will be required to tender any options granted within the six months preceding the commencement of the Option Exchange Program. Options that were granted within the six months prior to the commencement of the Option Exchange Program that are tendered for exchange will be replaced at a 1.00 : 1.25 exchange ratio, will vest in accordance with the vesting schedule applicable to all new replacement options, and will have the original term of the options they are replacing. This six-month rule is necessary in order to avoid unfavorable accounting treatment for the new options that would result if a participant in the Option Exchange Program were permitted to keep any options granted within the six months preceding the commencement of the Option Exchange Program.

Outstanding Options Eligible for Exchange.    In order to be eligible for exchange under the proposed Option Exchange Program, the options must (1) be held by an eligible employee and (2) except in the case of options granted less than six months prior to the commencement of the Option Exchange Program, have an exercise price of at least $5.00 per share. Options granted less than six months and one day prior to the commencement of the Option Exchange Program are eligible to be exchanged even if they have an exercise price less than $5.00 per share.

Each of the options eligible for the exchange was granted under one of the following plans:

•	1993 Long-Term Incentive Plan

•	1997 Stock Incentive Plan

•	2001 Non-Officer Employee Stock Incentive Plan

If the Option Exchange Program is implemented, the Board of Directors has also determined to amend the 1993 Long-Term Incentive Plan and the 2001 Non-Officer Employee Stock Incentive Plan to provide for option exchanges under those plans.

Eligible Employees.    If implemented, the Company will offer the Option Exchange Program to all of the Company’s existing employees and the employees of its subsidiaries worldwide (including any employees on a Company-approved leave of absence) who hold eligible stock options except for (1) executive officers of the Company, (2) employees located in countries where it is not feasible or practical under local regulations to offer the Option Exchange Program and (3) employees hired after January 1, 2003. Members of the Board of Directors will not be eligible to participate.

An employee who tenders his or her options for exchange will only receive new shares in the Option Exchange Program if he or she is employed by us (or is on a Company approved-leave of absence) on the date that the new options are granted.

Election to Participate.    If the Option Exchange Program is commenced, eligible employees will have the choice, on a grant-by-grant basis (i.e., options granted on the same date with the same exercise price), whether to cancel grants of stock options and exchange them for new options in accordance with the exchange ratios. However, if an employee elects to participate in the Option Exchange Program, he or she will be required to tender all eligible options within a Tier. Except for options that were granted within the six months prior to the commencement of the Option Exchange Program, options with an exercise price less than $5.00 per share will not be eligible for exchange. Once an employee elects to participate in the Option Exchange Program, he or she will also be required to tender any options granted within the six months preceding the commencement of the Option Exchange Program. This six-month rule is necessary in order to avoid unfavorable accounting treatment to the Company for the new options that would result if a participant in the Option Exchange Program were permitted to keep any options granted within the six months preceding the commencement of the Option Exchange Program. As noted above, options granted less than six months prior to the commencement of the Option Exchange Program are eligible to be exchanged even if they have an exercise price less than $5.00 per share.

Exercise Price of New Options.    The new options will have an exercise price equal to the fair market value of the Company’s Common Stock on the date of the new grant, which is defined by the terms of the 2001 Plan. The new options will be granted at least six months and one day after the end of the offering period.

Vesting of New Options.    Except in certain countries outside of the United States as determined by us, the new options will vest over an eighteen-month period with twenty five percent vesting on the date of grant and an additional twenty five percent vesting on each six-month anniversary of the grant date.

Term of New Options.    The term of an option is the length of time during which it may be exercised. Except in certain countries outside the United States as determined by us, each new option will have a term of three years. As described above, Options granted within the six months prior to the commencement of the Option Exchange Program will have the original term of the options they are replacing.

Other Conditions of New Options.    The new options will otherwise be governed by the terms of the 2001 Plan.

Accounting Treatment.    The Company has designed the Option Exchange Program to comply with current Financial Accounting Standards Board guidelines so that the Company will receive the same accounting treatment for the new options as it receives for the current options. All of the Company’s stock options are accounted for under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employee” (APB 25) and are reflected in the Company’s operating results using the “Treasury Stock Method.” The Option Exchange Program has been designed so that the Company will not be subject to accounting compensation charges against the Company’s operating results from the new options under current accounting standards. However, accounting standards in this area may change prior to the issuance of the new options. If this were to happen, the Company might not receive the intended accounting treatment, the Company might modify the program as necessary to ensure the same accounting treatment, or the Company might choose to terminate the offer prior to the cancellation of the old options.

U.S. Federal Income Tax Consequences.    The exchange of options should be treated as a non-taxable exchange, and the Company and its employees should recognize no income for U.S. federal income tax purposes upon the grant of the new options. All new options will be non-qualified stock options for U.S. federal income tax purposes.

Potential Modification to Terms to Comply With Governmental Requirements.    The terms of the Option Exchange Program will be described in a Tender Offer Statement that will be filed with the SEC. Although the Company does not anticipate that the SEC would require the Company to modify the terms materially, it is possible that the Company will need to alter the terms of the Option Exchange Program to comply with SEC comments. In addition, it is currently the Company’s intention to make the Option Exchange Program available to employees who are located outside of the United States, where permitted by local law and where the Company determines it is practical to do so. It is possible that the Company may need to make modifications to the terms offered to employees in countries outside the United States to comply with local requirements or for tax or accounting reasons.

Benefits of the Option Exchange Program to Employees.    Because participation in the Option Exchange Program will be voluntary, the Company cannot predict how many employees will choose to participate and how many options they will tender. The following table shows the maximum number of options that would be cancelled and the maximum number that would be reissued, assuming all eligible employees elect to participate in the Option Exchange Program. As noted above, neither the executive officers of the Company nor members of the Board of Directors will be eligible to participate in the Option Exchange Program.

Exercise price	Number of outstanding shares eligible for exchange	Exchange ratio	Maximum number of new option shares to be reissued
$ 5.00–$ 9.99	264,408	1.25	211,526
$10.00–$14.99	524,362	2.00	262,181
$15.00–$19.99	619,544	3.00	206,515
$20.00 or more	255,454	4.00	63,864

Total	1,663,768		744,086

Effect on Stockholders.    The Company is not able to predict with certainty the effect the Option Exchange Program will have on stockholders as the Company is unable to predict how many eligible employees will elect to participate and how many options they will choose to tender. If all eligible employees were to surrender all of their eligible options, then after the completion of the Option Exchange Program, the Company would have 919,682 fewer stock options outstanding. Following such an exchange, outstanding options would then represent approximately 13.2% of the Company’s outstanding shares on a fully diluted bases versus 16.3% as of March 31, 2003.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Ernst & Young LLP served as the Company’s independent auditors for the fiscal year ended December 31, 2002, and has been appointed by the Board to continue as the Company’s independent auditors for the Company’s fiscal year ending December 31, 2003. In the event that ratification of this selection of auditors is not approved by a majority of the shares of the Company’s Common Stock voting at the Annual Meeting in person or by proxy, management and the Audit Committee of the Board will reconsider its future selection of auditors.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. The representative will have the opportunity to make a statement if he or she so desires and will be able to respond to appropriate questions.

The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for ratification and approval of Proposal No. 3. For purposes of the vote on Proposal No. 3, abstentions will have the same effect as votes against the proposal and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

Audit Fees.    Aggregate fees for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for fiscal year 2002 and for the review of the Company’s Forms 10-K and 10-Q for fiscal year 2002 were $407,000.

All Other Fees.    Aggregate fees for all other professional services rendered by Ernst & Young LLP (other than Audit Fees) for fiscal year 2002 were $750,000. Audit-related services were $228,000, consisting primarily of statutory audits ($82,000) and services relating to the filing of the Company’s convertible debt offering ($127,000). Nonaudit services were $522,000 primarily relating to tax compliance ($138,000) and tax consultation and special projects ($384,000). The Audit Committee considered whether the provision of nonaudit services is compatible with the principal accountants’ independence and concluded that provision of nonaudit services is compatible with maintaining the independence of the Company’s external auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE

APPOINTMENT OF ERNST & YOUNG LLP

AS THE COMPANY’S INDEPENDENT

AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2003.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

The following Summary Compensation Table sets forth certain information on 2002, 2001 and 2000 compensation of the Company’s Named Executive Officers.

Name and Principal Position	Annual Compensation				Long-Term Compensation Awards	All Other Compensation ($)
	Year	Salary ($)	Bonus ($)(1)		Securities Underlying Options (#)
Curtis S. Wozniak Chief Executive Officer and Chairman of the Board	2002 2001 2000	$311,308 360,797 353,565	$	— — 246,246	93,750 99,162 62,500	$5,525 6,000 6,000	(2) (2) (2)

Joseph G. LaChapelle Vice President, Business Development	2002 2001 2000	203,730 208,998 205,534		— — 95,095	30,000 47,090 30,000	4,126 4,258 3,946	(3) (3) (3)

Conor P. O’Mahony Vice President, Worldwide Customer Service	2002 2001 2000	197,318 202,197 197,125		— — 46,001	25,000 32,022 30,000	4,019 3,866 4,627	(4) (4) (4)

Wayne E. Woodard Vice President, Engineering and Manufacturing	2002 2001 2000	189,461 185,376 175,157		— — 82,583	40,000 57,087 35,000	2,612 3,679 2,437	(5) (5) (5)

Thomas E. Brunton (6) Vice President, Administration, Chief Financial Officer, Secretary and Treasurer	2002 2001 2000	184,794 199,992 11,538		— — —	35,000 22,000 45,000	4,121 3,159 74	(7) (7) (7)

(1)	Includes bonus amounts in the year earned, rather than in the year in which each such bonus amount was paid or is to be paid.

(2)	Represents $4,625, $5,100 and $5,100 paid in 2002, 2001 and 2000, respectively, to Mr. Wozniak as contributions by the Company under its 401(k) plan, and $900 paid in each of 2002, 2001 and 2000 in life insurance premiums by the Company on behalf of Mr. Wozniak.

(3)	Represents $3,685, $3,817 and $3,513 paid in 2002, 2001 and 2000, respectively, to Mr. LaChapelle as contributions by the Company under its 401(k) plan, and $441 paid in each of 2002 and 2001 and $433 paid in 2000 in life insurance premiums by the Company on behalf of Mr. LaChapelle.

(4)	Represents $3,676, $3,637 and $4,264 paid in 2002, 2001 and 2000, respectively, to Mr. O’Mahony as contributions by the Company under its 401(k) plan, and $343, $229 and $363 paid in life insurance premiums in 2002, 2001 and 2000, respectively, by the Company on behalf of Mr. O’Mahony.

(5)	Represents $2,216, $3,315 and $2,113 paid in 2002, 2001 and 2000, respectively, to Mr. Woodard as contributions by the Company under its 401(k) plan, and $396, $364 and $324 in life insurance premiums paid in 2002, 2001 and 2000, respectively, by the Company on behalf of Mr. Woodard.

(6)	Mr. Brunton joined the Company in November 2000.

(7)	Represents $2,315 and $5,625 paid in 2002 and 2001, respectively, to Mr. Brunton as contributions by the Company under its 401(k) plan, and $1,806, $966 and $74 in life insurance premiums paid in 2002, 2001 and 2000, respectively, by the Company on behalf of Mr. Brunton.

Option Grants in Last Fiscal Year

The following table provides certain information with respect to the grant of stock options under the Company’s Amended and Restated 1997 Stock Incentive Plan (collectively the “Plans”) to each of the Named Executive Officers during the fiscal year ended December 31, 2002.

Name	Individual Grants				Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal Year (2)	Exercise Price Per Share ($/Sh)(3)	Expiration Date (4)
					5% ($)	10% ($)
Curtis S. Wozniak	93,750	13.12%	$16.00	05/23/2009	$610,651	$1,423,076
Joseph G. LaChapelle	30,000	4.20	$16.00	05/23/2009	195,408	455,384
Conor P. O’Mahony	25,000	3.50	$16.00	05/23/2009	162,840	379,487
Wayne E. Woodard	40,000	5.60	$16.00	05/23/2009	260,544	607,179
Thomas E. Brunton	35,000	4.90	$16.00	05/23/2009	227,976	531,282

(1)	Option vests at the rate of 25% of the total shares granted on the first anniversary of the grant date and the remaining shares vest quarterly, such that the option is fully vested four years from the grant date.

(2)	Based on a total of 714,816 options granted to employees and directors of the Company in 2002, including the Named Executive Officers.

(3)	The exercise price per share of options granted represented the fair market value of the underlying shares of Common Stock on the date the options were granted.

(4)	The options granted have a term of seven years, subject to earlier termination upon the occurrence of certain events related to termination of employment.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

The following table discloses information for the Named Executive Officers regarding options to purchase the Company’s Common Stock exercised during 2002 and options to purchase the Company’s Common Stock held at the end of 2002.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2002 (#)	Value of Unexercised In-the-Money Options at December 31, 2002 ($)(1)
			Exercisable/ Unexercisable	Exercisable/ Unexercisable
Curtis S. Wozniak	—	—	446,179 /186,733	$0.00 /$0.00
Joseph G. LaChapelle	—	—	249,795 / 77,295	0.00 / 0.00
Conor P. O’Mahony	—	—	171,886 / 59,136	0.00 / 0.00
Wayne E. Woodard	—	—	86,669 / 95,418	0.00 / 0.00
Thomas E. Brunton	—	—	31,000 / 71,000	0.00 / 0.00

(1)	Value is based on the stock price of the Company’s Common Stock at December 31, 2002 ($1.54), minus the exercise price.

Equity Compensation Plan Information

The following table presents information about the Company’s Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of December 31, 2002, including the Company’s 1993 Long-Term Stock Incentive Plan, Amended and Restated 1997 Stock Incentive Plan, 2001 Non-Officer Employee Stock Incentive Plan and 2002 Employee Stock Purchase Plan.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	3,054,971	$17.23	632,037
Equity compensation plans not approved by security holders (2)	883,078	$12.51	412,595

Total	3,938,049		1,044,632

(1)	Represents shares of the Company’s Common Stock issuable pursuant to the Company’s 1993 Long-Term Stock Incentive Plan, 1998 Employee Stock Purchase Plan, Amended and Restated 1997 Stock Incentive Plan and 2002 Employee Stock Purchase Plan.

The Amended and Restated 1993 Long-Term Stock Incentive Plan (the “1993 Plan”) was originally adopted by the Board of Directors and approved by the stockholders in July 1993. The Board adopted amendments and restatements of the 1993 Plan in February 1995. These amendments and restatements were approved by the stockholders in May 1995. The 1993 Plan is administered by the Compensation Committee. Options granted pursuant to the 1993 Plan generally vest ratably over a four-year period on the anniversary of the date of grant or as determined by the Compensation Committee. The term of all options granted under the 1993 Plan shall not exceed ten years after the date of grant. The 1993 Plan terminated in June 1998 and options are no longer granted under the 1993 Plan. As of December 31, 2002, there were options outstanding to purchase 526,846 shares of the Company’s Common Stock under the 1993 Plan at a weighted average exercise price of $15.32 per share and no there were shares available for future issuance.

The 1997 Stock Incentive Plan (the “1997 Plan”) was originally adopted by the Board of Directors in March 1997 and approved by the stockholders in May 1997. The 1997 Plan is administered by the Compensation Committee. Options granted pursuant to the 1997 Plan generally vest ratably over a four-year period on the anniversary of the date of grant, or as determined by the Compensation Committee. Options expire no more than seven years after the date of grant. The stock options issued under the 1997 Plan shall have an exercise price of not less than 100% of the fair market value of the Common Stock on the date of grant of the option. Options are generally non-transferable. Incentive Stock Options issued pursuant to the 1997 Plan may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the optionee, only by the optionee; provided, however, that the optionee may designate a beneficiary of the optionee’s Incentive Stock Option in the event of the optionee’s death on a beneficiary designation form provided by the Compensation Committee. Awards, other than Incentive Stock Options, granted pursuant to the 1997 Plan shall be transferable to the extent provided in the specific award agreement. As of December 31, 2002, there were options outstanding to purchase 2,528,125 shares of the Company’s Common Stock under the 1997 Plan at a weighted average exercise price of $17.62 per share and there were 632,037 shares available for future issuance.

The 2002 Employee Stock Purchase Plan (the “2002 ESPP”) was originally adopted by the Board in February 2002 and approved by the stockholders in May 2002. The purpose of the 2002 ESPP is to provide employees of the Company who participate in the Plan with opportunity to purchase Common Stock of the Company through payroll deductions. The 2002 ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. The 2002 ESPP is implemented by twenty-four month offering periods during which there are four purchase periods. The Board of Directors may alter the duration of the offering periods without stockholder approval. The price per share at which shares are sold under the 2002 ESPP is equal to the lower of (i) 85% of the fair market value of the Common Stock on the date of commencement of the twenty-four month offering period, or (ii) 85% of the fair market value of the Common Stock on the date of purchase. The fair market value of the Common Stock on a given date is determined by the Board of Directors based upon the last sale price of the Common Stock on the Nasdaq National Market System as of such date. The purchase price of the shares is accumulated by payroll deductions during the offering period. The deductions may not exceed the lesser of (i) 15% of a participant’s eligible compensation, which is defined in the 2002 ESPP to include the regular straight time gross salary in effect at the beginning of the offering period, inclusive of any payments for overtime, shift premium, bonuses, commissions, incentive compensation, incentive payments, or other compensation, and (ii) employees shall not be permitted in any Purchase Period to purchase more than 750 shares. As of December 31, 2002, there were 2,000,000 shares available for future issuance under the 2002 Plan.

(2)	The Board of Directors adopted the 2001 Non-Officer Employee Stock Incentive Plan (the “2001 Plan”) in May 2001. The 2001 Plan is administered by the Compensation Committee. Pursuant to the 2001 Plan, the Compensation Committee may grant non-qualified stock options, in its discretion, to employees, independent contractors and consultants of the Company or any parent or subsidiary corporation of the Company. Only non-qualified stock options may be issued under the 2001 Plan. Stock options may not be granted to officers and directors of the Company from the 2001 Plan. Stock options shall be issued under the 2001 Plan with an exercise price of not less than 100% of the fair market value of the Common Stock on the date of grant of the option. Options may be transferred by gift or through a domestic relations order to members of the grantee’s immediate family to the extent provided in the specific option agreement or in the manner and to the extent determined by the Compensation Committee. The term of all options granted under the Plan shall not exceed seven years from the date of grant. As of December 31, 2002, there were options outstanding to purchase 883,078 shares of the Company’s Common Stock under the 2001 Plan at a weighted average exercise price of $12.51 per share and there were 412,595 shares available for future issuance.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Compensation Committee Report, Audit Committee Report and Stock Performance Graph shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any such filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Compensation Committee Report on Executive Compensation

Compensation Policy.    The Company’s executive compensation program is designed to attract and retain executive officers of high caliber and ability who will contribute to the Company’s long-term success, to reward executive officers who contribute to the Company’s financial performance and to link executive officer compensation and stockholder interests through the Company’s 1993 Long-Term Stock Incentive Plan and Amended and Restated 1997 Stock Incentive Plan (collectively the “Plans”). The Company’s compensation policy as established by the Compensation Committee, is that executive officers’ total annual cash compensation should vary with the performance of the Company and that long-term incentives awarded to such officers should be aligned with the interests of the Company’s stockholders.

Compensation of the Company’s executive officers consists of three principal components: salary, bonus and long-term incentive compensation. In setting compensation for all three components, the Compensation Committee consulted surveys that track the executive compensation of other leading companies in the semiconductor and semiconductor equipment industries, many of which are included in the RDG Semiconductor Composite Index used in the Stock Performance Graph.

Salary.    Base salaries are reviewed annually and set by the Compensation Committee. Salaries are set to be competitive within the semiconductor and semiconductor equipment industry. Due to the industry downturn and Company performance, all executive officers received a reduction of 10%, except the Chief Executive Officer, who received a reduction of 15%.

Bonus.    The Compensation Committee met in May 2002 to evaluate performance and set bonuses payable to its executive officers for the 2002 fiscal year. The bonus incentive program is a Company-wide program with varying levels of target bonuses for each employee of the Company. The individual bonus is calculated as a percentage of base salary and increases that percentage for higher positions within the Company, putting a greater percentage of compensation at risk for more senior positions. The bonus levels are set relative to other leading companies in the semiconductor equipment industry. The level of operating profit achieved, and other financial and operating goals, determine the actual bonus payments. Goals are set at the beginning of the fiscal year and reviewed at the end of the year for level of achievement. Operating goals involve quality, product development, operation effectiveness and other goals targeted to improve the Company’s long-term performance. Individual performance by an executive may impact his or her bonus payment. Since the Company had no operating profit in 2002 due to the downturn in the semiconductor industry no bonuses were paid in 2003 for fiscal 2002 performance. In the future the Compensation Committee may modify the criteria or select other performance factors with respect to executive officer bonuses for a given fiscal year.

Long-Term Incentive Awards.    The Company primarily uses stock options provided by the Plans to provide long-term incentives aligned with the interests of the Company’s stockholders. The award of these options is applicable to a wide range of employees throughout the Company and at every level in the Company. The Compensation Committee administers the award of all stock options in the Company, including awards to executive officers. The Compensation Committee periodically considers whether to grant awards under the Plans to specific officers based on numerous factors including, the executive officer’s position in the Company, his or her performance and responsibility, the extent to which he or she already holds an equity stake in the Company, equity participation levels of comparable executives and key personnel at other similar companies, and the officer’s individual contribution to the Company’s financial performance. The Plans do not provide any formula for weighing these factors, and the decision to grant an award is based on subjective and objective evaluations of the past as well as future anticipated performance and responsibilities of the officer in question. These factors were used in determining the amount of long-term incentive awards granted to employees in 2002.

Compensation Policy Regarding Deductibility.    The Company is required to disclose its policy regarding qualifying executive compensation for deductibility under Section 162(m) of the Internal Revenue Code. Section 162(m) provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation is limited to no more than $1 million per year. It is not expected that the compensation to be paid to the Company’s executive officers for fiscal 2002 will exceed the $1 million limit per officer. The Plans are structured so that any compensation deemed paid to an executive officer when he exercises an outstanding option under the Plans, with an exercise price equal to the fair market value of the option shares on the grant date, will qualify as performance-based compensation which will not be subject to the $1 million limitation.

In summary, it is the opinion of the Compensation Committee that the adopted executive compensation policies and plans provide the necessary total remuneration package to align properly the Company’s performance and the interests of the Company’s stockholders with competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

Submitted by the Compensation

Committee of the Board of Directors

Roger D. Emerick1

Robert J. Frankenberg

[1]	Mr. Emerick resigned as a member of the Company’s Board in February 2003.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors and is responsible for the appointment, compensation and oversight of the work of the independent auditors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards) which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee has also received written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from the Company and its related entities) and has discussed with Ernst & Young LLP their independence from the Company.

The Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held five meetings during fiscal year 2002.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company’s independent auditors.

Submitted by the Audit Committee of

the Board of Directors

Robert J. Frankenberg

Mel Friedman

John F. Osborne

Stock Performance Graph

The following line graph compares the yearly percentage change in (i) the cumulative total stockholder return on the Company’s Common Stock since December 31, 1997, with (ii) cumulative total stockholder return on (a) the Nasdaq Stock Market (U.S.) Index, (b) the JP Morgan H&Q Semiconductors Index and (c) the RDG Semiconductor Composite Index. The comparison assumes an investment of $100 on December 31, 1997, and reinvestment of dividends, if any. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

	Cumulative Total Return
	12/97	12/98	12/99	12/00	12/01	12/02
Electroglas, Inc.	$100.00	$6.11	$164.37	$99.19	$95.68	$9.98
Nasdaq Stock Market (U.S.)	100.00	140.99	261.48	157.77	125.16	86.53
JP Morgan H&Q Semiconductors Index	100.00	140.37	350.31	292.22	283.26
RDG Semiconductor Composite Index	100.00	154.02	314.38	241.28	209.47	90.75

In previous years, the Company has compared the performance of its Common Stock against the JP Morgan H&Q Semiconductor Index. As of March 29, 2002, the JP Morgan H&Q Semiconductor Index ceased to be published. As shown in the table and in the performance graph above, the Company has selected the RDG Semiconductor Composite Index as its new industry index.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

All of the executive officers of the Company (each an “Executive Officer”) have entered into agreements with the Company which provide for severance benefits and acceleration of option vesting in the event of a change of control of the Company. Pursuant to the terms of the agreements, if an Executive Officer’s employment is terminated under certain circumstances during the one-year period following a change in control of the Company, the Company will (i) continue payment of the Executive Officer’s base salary then in effect for one year, (ii) pay the Executive Officer a bonus based on a calculation tied to a prior year’s bonus, (iii) provide for continuation of medical and dental benefits for one year, (iv) pay the Executive Officer’s life insurance premiums and car allowance for one year, (v) pay accrued but unused vacation as of the date of termination, (vi) accelerate vesting of stock options and restricted shares; provided that, at least one year has elapsed between the date of the agreement and the date of termination of employment and (vii) extend the expiration date of the Executive Officer’s vested stock options as of the date of termination to six months after the date of termination.

STOCKHOLDER PROPOSALS

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting.    For stockholder proposals to be considered properly brought before an Annual Meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely for the Company’s 2004 Annual Meeting of Stockholders, a stockholder’s notice must be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company between January 24, 2004, and February 23, 2004. A stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the Annual Meeting (i) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the Company’s 2004 Annual Meeting of Stockholders must be received by the Company not later than December 10, 2003 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance.    Section 16(a) of the Act requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s Common Stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership of the Company’s Common Stock with the Securities and Exchange Commission and the Nasdaq Stock Market. Reporting Persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, the Company believes that during fiscal 2002 all Reporting Persons complied with all applicable filing requirements.

Other Matters.    The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

Whether or not you expect to attend the Annual Meeting of stockholders in person, you are urged to submit your proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instruction. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by signing, dating and returning the enclosed proxy card and mailing in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card or submit your proxy over the Internet or by telephone and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

ANNUAL REPORT ON FORM 10-K

UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, ELECTROGLAS, INC. AT 6024 SILVER CREEK VALLEY ROAD, SAN JOSE, CALIFORNIA 95138, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED A COPY OF THE COMPANY’S 2002 REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES FILED THEREWITH.

By Order of the Board of Directors,

Thomas E. Brunton

Secretary

April 16, 2003

San Jose, California

APPENDIX A

ELECTROGLAS INC.

AMENDED AND RESTATED CHARTER OF THE AUDIT COMMITTEE

AUTHORITY AND PURPOSE:

The Audit Committee of Electroglas, Inc. and its subsidiaries (the “Corporation”) is appointed by the Corporation’s Board of Directors (the “Board”) to oversee the accounting and financial reporting processes of the Corporation and audits of the financial statements of the Corporation. The Audit Committee (the “Committee”) shall undertake those specific duties and responsibilities listed below and such other duties as the Board shall from time to time prescribe. All powers of the Committee are subject to the restrictions designated in the Corporation’s Bylaws and applicable law.

STATEMENT OF POLICY:

The Committee shall oversee the accounting and financial reporting processes of the Corporation and audits of the financial statements of the Corporation. In so doing, the Committee shall endeavor to maintain free and open means of communication between the directors, the independent auditors and the financial management of the Corporation. In addition, the Committee shall review the policies and procedures adopted by the Corporation to fulfill its responsibilities regarding the fair and accurate presentation of financial statements in accordance with generally accepted accounting principles and applicable rules and regulations of the Securities and Exchange Commission and the National Association of Securities Dealers (the “NASD”). The Committee shall have all authority necessary or desirable for it to comply with the Sarbanes-Oxley Act of 2002 (the “Act”) and all applicable Securities and Exchange Commission rules and regulations.

COMMITTEE STRUCTURE AND MEMBERSHIP:

The Committee shall be comprised of three or more directors, as determined by the Board. The Committee members shall be designated by the Board of Directors and shall serve at the discretion of the Board.

Each member of the Committee shall be an independent director. For purposes hereof, an “independent director” shall be one:

1.    who accepts no consulting, advisory or other compensatory fee from the Corporation other than in his or her capacity as a member of the Committee, the Board or any other committee of the Board or is not otherwise an affiliated person of the Corporation, and

2.    who is free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director.

Each member of the Committee shall be able to read and understand fundamental financial statements in accordance with the rules of the NASDAQ. At least one member must qualify as a financial expert as defined by section 407 of the Sarbanes-Oxley Act of 2002.

POWERS:

The Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee shall be empowered to engage independent counsel and other advisers, as it determines necessary to carry out its duties. The fees and expenses of such independent counsel and other advisers engaged by the Committee shall be paid promptly by the Corporation after they have been approved by the Committee. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Those tasks are the responsibility of management and the independent auditor. The Board and the Committee are in place to represent the Corporation’s stockholders. Accordingly, the independent auditors are ultimately accountable to the Board and the Committee.

RESPONSIBILITIES:

In meeting its responsibilities, the Committee is expected to:

1.    Review and reassess the adequacy of this Charter annually and its compliance with the Audit Committee requirements established by the Securities and Exchange Commission and the NASD.

2.    With respect to the Corporation’s independent auditors:

(a)    The Committee is responsible for the appointment, compensation and oversight of the work of the Corporation’s independent auditors. The Committee shall preapprove all audit and audit-related services and non-audit services provided by the independent auditors to the Corporation, to the extent required under applicable law and the rules of the NASD. The Committee may delegate to one or more designated Committee members the authority to grant preapprovals required by the foregoing sentence. The decisions of any Committee member to whom authority is delegated hereunder shall be presented to the Committee at each of its scheduled meetings. The independent auditors shall be ultimately accountable to the Board and to the Committee as representatives of the Corporation’s stockholders.

(b)    Review the independence of the independent auditors, so that such independence is in compliance with all applicable law and the rules of the NASD, including a review of the services provided by the independent auditors, and the related fees. The Committee shall request that the independent auditors, at least annually, provide a formal written statement delineating all relationships between the independent auditors and the Corporation consistent with the rules of the NASD and request information from the independent auditors and management to determine the presence or absence of a conflict of interest. The Committee shall actively engage the auditors in a dialogue with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors. The Committee shall take, or recommend that the full Board take, appropriate action to oversee the independence of the auditors and to oversee compliance with the requirements of the Securities and Exchange Commission for disclosure of independent auditor’s services and audit committee members and activities.

3.    Evaluate the performance of the independent auditors, to assess their qualifications (including their internal quality-control procedures and any material issues raised by that firm’s most recent internal quality-control or peer review or any investigations by regulatory authorities) and to determine whether to retain or to terminate the existing auditors or to appoint and engage new auditors for the ensuing year.

4.    Review and discuss with management, before release, the audited financial statements and the Management’s Discussion and Analysis proposed to be included in the Corporation’s Annual Report in Form 10-K. Make a recommendation to the Board whether or not the audited financial statements should be included in the Corporation’s Annual Report on Form 10-K.

5.    Review before release the unaudited quarterly operating results in the Corporation’s quarterly earnings release.

6.    Periodically discuss with independent auditors, without management present, the auditors’ judgments about the quality, appropriateness, and acceptability of the Corporation’s accounting principles and disclosure practices as applied in the Corporation’s financial reporting, and the completeness and accuracy of the Corporation’s financial statements.

7.    In consultation with the independent auditors and management, consider and review at the completion of the annual examinations and such other times as the Committee may deem appropriate:

(a)    The Corporation’s annual financial statements and related notes.

(b)    The independent auditors’ audit of the financial statements and their report thereon.

(c)    The independent auditors’ report regarding critical accounting policies, alternative treatments of financial information and other material written communications between the independent auditors and management.

(d)    Any deficiency in, or suggested improvement to, the procedures or practices employed by the Corporation as reported by the independent auditors in their annual management letter.

8.    If the Committee determines that it is appropriate, with such assistance from the independent auditors and/or management, as the Committee shall request, the Committee shall consider and review the following:

(a)    Any significant changes required in the independent auditors’ audit plan.

(b)    Any difficulties or disputes with management encountered during the course of the audit.

(c)    The adequacy of the Corporation’s system of internal financial controls.

(d)    Discuss with finance management the effect or potential effect on the Corporation’s financial statements of any regulatory regime, accounting initiatives, or other relationships of the Corporation with unconsolidated entities or off-balance sheet structures, and any changes in condition of the Corporation in relation to operations, liquidity, capital reserves or significant components of revenue and expenses.

(e)    Any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Corporation’s financial statements or accounting policies.

(f)    Other matters related to the conduct of the audit, which are to be communicated to the Committee under generally accepted auditing standards.

9.    Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented.

10.    Obtain from the independent auditor assurance that it has complied with Section 10A of the Securities Exchange Act of 1934.

11.    Review and discuss with management and the auditors, as appropriate, the Corporation’s guidelines and policies with respect to the risk assessment and risk management, including the Corporation’s major financial and operational risk exposures and the steps taken by management to monitor and control these exposures.

12.    Establish procedures for (a) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by the Corporation’s employees of concerns regarding questionable accounting or auditing matters.

13.    Prepare a report in the Corporation’s proxy statement in accordance with SEC requirements.

14.    Review management’s monitoring of compliance with the Corporation’s Standards of Business Conduct and with the Foreign Corrupt Practices Act.

15.    Review with “finance management” any changes to GAAP, SEC and other accounting policies or standards that will impact or could impact the financial reports under review.

16.    Review with “finance management” and independent auditors, at least annually, the Corporation’s application of critical accounting policies and its consistency from period to period, and the compatibility of these policies with GAAP.

17.    Consider and approve significant changes to the Corporation’s accounting principles and financial disclosure practices as suggested by the independent auditors and financial management. Review with independent auditors and financial management, at appropriate intervals, the extent to which any changes or improvements in accounting or financial practices, as approved by the Committee, have been implemented.

18.    Provide oversight and review of the Corporation’s asset management policies, including an annual review of the Corporation’s investment policies and performance for cash and short-term investments.

19.    If necessary, institute special investigations and, if appropriate, hiring special counsel or experts to assist.

20.    Review related party transactions for potential conflicts of interest.

In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board of Directors delegates to it, and will report, at least annually, to the Board regarding the Committee’s examinations and recommendations.

MEETINGS:

The Audit Committee will meet at least four times each year. The Audit Committee may establish its own schedule, which it will provide to the Board of Directors in advance.

The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Corporation at least annually to review the financial affairs of the Corporation. The Audit Committee will meet with the independent auditors of the Corporation, at such times as it deems appropriate, to review the independent auditor’s examination and management report.

The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

APPENDIX B

AMENDMENT TO 1997 STOCK INCENTIVE PLAN

This amendment amends the Electroglas, Inc. Amended and Restated 1997 Stock Incentive Plan (the “Plan”). Section 6 of the Plan is hereby amended to insert the following subparagraph (l):

(1)    Stock Option Exchange Program.

(i)    In General.    Certain Grantees will be permitted to make a one-time exchange (the “Option Exchange Program”) of certain Options for a lesser number of new Options (“Replacement Options”). Subject to part (iii) below, only Options having an exercise price that is at least $5.00 per share will be eligible for the exchange (“Eligible Options”). All Grantees except for (1) Officers, (2) Employees hired after January 1, 2003 and (3) Employees located in countries where the Company decides, in its sole discretion, that it is not feasible or practical under local regulations to offer the Option Exchange Program are eligible to participate in the Option Exchange Program (collectively, “Eligible Grantees”). Eligible Options that are tendered by Eligible Grantees will be exchanged for a lesser number of Replacement Options determined in accordance with the Option exchange ratios set forth below. The Replacement Options will be granted under the 2001 Non-Officer Employee Stock Incentive Plan (the “2001 Plan”) on a date determined by the Board of Directors that is at least six months and one day after the date on which the Eligible Options are surrendered. The Replacement Options will be granted as Non-Qualified Stock Options.

(ii)    Exchange Ratios.    The number of Options that an Eligible Grantee must surrender in order to obtain a Replacement Option is determined by the exchange ratio. For example, an exchange ratio of 1.00 : 3.00 requires that an Eligible Grantee surrender three old Options in order to receive one Replacement Option. Various exchange ratios will be set corresponding to the exercise prices of the Eligible Options. The number of Replacement Options granted according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. The number of Replacement Options granted according to the exchange ratios will be adjusted for any forward or reverse stock splits, stock dividends and similar events that occur between the date the old Options are cancelled and the date the Replacement Options are granted. Options that were granted within the six months prior to the commencement of the Option Exchange Program that are tendered for exchange will be replaced at a 1.00 : 1.25 exchange ratio. If an Eligible Grantee elects to participate in the Option Exchange Program, he or she will be required to tender all eligible options within a Tier.

Tier	Exercise Price	Exchange Ratio
1	$ 5.00–$ 9.99*	1.00 : 1.25
2	$10.00–$14.99	1.00 : 2.00
3	$15.00–$19.99	1.00 : 3.00
4	$20.00 and Above	1.00 : 4.00

*	An Option will be eligible for the exchange only if its exercise price is at least $5.00 per share. Consequently, certain Options may not be eligible for the exchange. However, Options granted to a participant in the Program granted within six months of the commencement of the Program are required to be tendered regardless of their exercise price to avoid adverse accounting consequences.

(iii)    Options Granted within Six-Months prior to the Option Exchange Program.    Once an Eligible Grantee elects to participate in the Option Exchange Program, he or she will be required to tender any Options granted within the six months preceding the commencement of the Option Exchange Program (“Six Months Prior Options”). Six Months Prior Options are eligible to be exchanged even if such Options have an exercise price that is less than $5.00 per share. This six-month rule is necessary in order to avoid unfavorable accounting treatment for the Replacement Options that

B-1

would result if a participant in the Option Exchange Program were permitted to keep any Options granted within the six months preceding the commencement of the Option Exchange Program.

(iv)    Corporate Transaction.    In the event a Corporate Transaction occurs between the date the old options are cancelled and the date the Replacement Options are granted, the Board will make it a condition of the Corporate Transaction that, if the Eligible Grantee’s Continuous Status as an Employee, Director or Consultant is not interrupted from the date of the Corporate Transaction through the date the Replacement Options were scheduled to be granted, the successor entity will either (a) grant the Eligible Grantee equivalent options on the date the Replacement Options would have been granted or (b) provide the Eligible Grantee with participation in a reasonably equivalent cash incentive program.

(v)    Replacement Options.    Subject to possible differences in certain international locations, the Replacement Options will (a) have an exercise price equal to the Fair Market Value of the Company’s Common Stock on the date of the new grant and (b) vest over an eighteen-month period with twenty five percent vesting on the date of grant and an additional twenty five percent vesting on each six-month anniversary of the grant date. Except in certain countries outside the United States as determined by the Administrator in its sole discretion and except in the case of Six Months Prior Options, the Replacement Options will have a term of three years. The Replacement Options for the Six Months Prior Options will have the same term as the Options they are replacing. All other terms of the Replacement Options will be governed by the 2001 Plan.

(vi)    Foreign Jurisdictions.    In order to facilitate participation in the Option Exchange Program by those Eligible Grantees who are employed by the Company outside the United States, the Administrator may provide for such modifications and additional terms and conditions to the Option Exchange Program as the Administrator may consider necessary or appropriate to accommodate differences in local law, policy or custom, or to facilitate administration of the program.

B-2

PROXY

ELECTROGLAS, INC.

6024 SILVER CREEK VALLEY ROAD

SAN JOSE, CALIFORNIA 95138

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 20, 2003

CURTIS S. WOZNIAK and THOMAS E. BRUNTON, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Electroglas, Inc. (the “Company”), to be held on Tuesday, May 20, 2003, and any adjournments or postponements thereof.

Election of one Class I director (or if nominee is not available for election, such substitute as the Board of Directors or the proxy holders may designate). Nominee: Mel Friedman.

See reverse side: if you wish to vote in accordance with the Board of Directors’ recommendations, just sign and date on the reverse side. You need not mark any boxes.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and create an electronic voting instruction form.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL—

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to Electroglas Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ELECT1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ELECTROGLAS, INC.

Shares represented by this proxy will be voted as directed by the stockholder. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF Mel Friedman as Class I Director and FOR proposals 2 and 3.

VOTE ON DIRECTOR		For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

1.	Election of Class I Director (see above):	☐	☐	☐

VOTE ON PROPOSALS		For	Against	Abstain

2.	Approval of an Amendment to the Company’s 1997 Stock Incentive Plan to effect the Company’s Option Exchange Program.	☐	☐	☐

3.	To ratify the appointment of Ernst & Young LLP as the independent auditors for the Company for the year ending December 31, 2003.	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Please sign exactly as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date